Exhibit 99.1

AdvancePierre Foods Mourns the Loss of Board Member Margaret M. Cannella

CINCINNATI — Nov. 29, 2016 — Margaret M. Cannella, a Director of AdvancePierre Foods Holdings (NYSE: APFH), passed away on November 24, 2016. Cannella began serving as a Director of AdvancePierre in 2008, following its acquisition by a fund managed by Oaktree Capital Management, L.P. (“Oaktree”).

“Margaret was an original board member when we acquired Pierre Foods in late 2008 and helped to guide the company through recapitalizations, acquisitions and, ultimately, an Initial Public Offering in July 2016. She played an integral part in the success of this company and will be greatly missed by all of us,” said Matthew Wilson, Director of AdvancePierre and Co-Portfolio Manager at Oaktree.

“Margaret was a true industry icon. We are so fortunate Margaret lent her insights and talents to the AdvancePierre Board, serving as a steadfast champion of the business for the past eight years,” said Dean Hollis, Chairman of the Board. “Our thoughts and prayers are with her family and friends during this difficult time.”

Gary L. Perlin, a Director and member of the Audit Committee of the Company’s Board of Directors, will serve as interim Chair of the Audit Committee in addition to the other positions he currently holds.

About Margaret M. Cannella

Cannella was an Adjunct Professor in the Heilbrunn Center for Value Investing at Columbia Business School where she taught courses in leveraged financing and credit markets. In 2009, after 30 years in investment banking in the U.S., Europe and Asia, Cannella retired from JPMorgan Chase & Co. as Managing Director and Head of Global Credit Research. She previously served as Head of U.S. Equity and Credit Research at JPMorgan. In these roles, she was a member of the operating committee for global markets, chaired JPMorgan’s capital market strategy function and represented JPMorgan on regulatory and self-regulatory bodies. Prior to joining JPMorgan in 1998, Cannella was a Managing Director at Citigroup Inc., and ultimately responsible for Global Research. In addition to her role on AdvancePierre’s Board of Directors, Cannella served on the Board of Directors of Watford Re Ltd., an affiliate of Arch Capital Group Ltd., and functioned as an independent trustee of the Schroder Funds. She had previously served on the Board of Directors of Avolon Aircraft Holdings, Inc., and was a member of the Wilshire Mutual Funds, where she chaired the investment committee. Cannella earned an undergraduate degree from Princeton University in East Asian Studies and an M.B.A. degree in Finance from Columbia Business School.

About AdvancePierre Foods

AdvancePierre Foods Holdings, Inc. (NYSE: APFH), headquartered in Cincinnati, Ohio, is a leading national producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks to a wide variety of distribution outlets including foodservice, retail and convenience store providers. With revenues of $1.6 billion in 2015 and more than 4,000 employees, the Company offers a broad line of products across all day parts including: ready-to-eat sandwiches, such as breakfast sandwiches, peanut butter and jelly sandwiches and hamburgers; sandwich components, such as fully cooked hamburger and chicken patties, and Philly steaks; and other entrées and snacks, such as country-fried steak, stuffed entrées, chicken tenders and cinnamon dough bites. A fund managed by Oaktree Capital Management, L.P., a Los Angeles-based investment firm, is the majority shareholder of AdvancePierre Foods.